Exhibit 10.1

Title:	Executive Severance Policy
Functional Area:	Human Resources
Policy Number:	N/A

SCOPE

This policy applies only to executive employees (limited to Management Level 1, 2 and 3) of American Water Works Company, Inc. and its regulated subsidiaries, including, for purposes of this policy, American Water Works Service Company, Inc. (together “American Water” or the “Company”) who receive a written notification of eligibility from the Senior Vice President of Human Resources and who are not otherwise covered by an agreement that provides for severance benefits in the event of a covered termination. For purposes of this policy, employees who have received such notice and are not covered by an agreement that provides for severance benefits, will be referred to as “Eligible Executive.”

POLICY STATEMENT

Business Objective:

The purpose of this Executive Severance Policy (this “Policy”) is to set forth the severance benefits that will be provided to eligible executive employees of American Water Works Company, Inc. and any of its subsidiaries (collectively referred to as the “Company”). The Company specifically reserves its right to amend, modify or terminate this Policy at any time (with or without notice) and at its sole discretion.

Statement:

An Eligible Executive shall be entitled to the severance benefits provided for under this Policy in the event the Eligible Executive’s employment with the Company is involuntarily terminated by the Company and said termination is not for “Cause”. For purposes of this Policy, the determination of whether an Eligible Executive’s employment was terminated for “Cause” shall be determined at the sole discretion of the Board and the decision of the Board shall be final and binding. An Eligible Executive shall not be entitled to any benefits under this Policy in the event his or her employment with the Company is terminated for any reason other than an involuntary termination by the Company not for Cause, such as, but not limited to, terminations for Cause, terminations resulting from death, disability, voluntary resignations or constructive terminations.

Before an Eligible Executive receives any severance benefits provided for under this Policy, the Eligible Executive will be required to execute a Severance Agreement and General Release (“Release”) waiving any claims against the Company and agreeing to restrictive covenants dealing with confidentiality, non-solicitation and non-competition. The Company shall have no obligation to an Eligible Executive under this Policy unless and until the Eligible Executive timely executes a Release and any applicable revocation period has expired without the Eligible Executive revoking such Release.

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For purposes of this Policy, an Eligible Executive whose employment is involuntarily terminated by the Company not for Cause and who executes (and does not revoke) the required Release will be referred to as a “Participant.”

This Policy supersedes and hereby voids any prior severance policy covering Eligible Executives. The Board of Directors of American Water Works Company, Inc. (the “Board”) shall have complete authority, in its sole discretion (subject to the express provisions of this Policy) to interpret this Policy and to make any determinations necessary or advisable for the administration of this Policy.

Severance Pay

Each Participant shall receive severance pay, which shall be paid to such Participant in the form of base salary continuation for the duration of the Severance Period based on the Participant’s annual base salary in effect as of the Termination Date. For purposes of this Policy, the “Termination Date” shall refer to the effective date of a Participant’s termination of employment with the Company, which shall be the last day the Participant is employed by the Company.

Payments made under this policy shall be made in regular payroll installments, net of applicable taxes and other deductions, for the duration of the Severance Period, as defined below, commencing within 60 days following the Participant’s Termination Date, unless delay is required as described below.

The Severance Period

The “Severance Period” for Eligible Executives under this Policy is as follows:

Management Level (Grade)	Severance Period
Management Level - 1	18 months
Management Level - 2 and 3	12 months

Annual Incentive Plan (AIP)

Each Participant shall receive a pro rata AIP award for the year in which the Termination Date occurs to the extent such payment is provided for under the terms of the applicable AIP. AIP eligibility terminates on the Termination Date, and therefore, no AIP award shall be earned or accrued during the Severance Period.

Equity Grants

The terms and conditions set forth in a Participant’s equity awards for shares of the common stock of the Company shall govern with respect to the consequence the Participant’s termination of employment shall have on such awards after the Participant’s Termination Date.

Health, Dental and Vision Coverage

Provided the Release is executed and not revoked, a Participant will receive Company-paid COBRA benefits consistent with the chart below.

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Salary Level	Minimum Company-paid COBRA Benefits	At least 5 yrs of service, but less than 10 yrs	10 or more years of service
ML1 –L3	8 weeks	12 weeks	16 weeks

At the end of the period of Company-paid COBRA benefits, COBRA coverage may be continued by the Participant at his or her own expense, for the remaining balance of the statutory coverage period.

If a Participant is otherwise eligible to retire at the time of termination, he or she may, if eligible for retiree healthcare, begin retiree healthcare at the appropriate contribution levels after the Company-paid COBRA period expires.

Nonqualified Deferred Compensation Plans/Qualified Retirement Plans

A Participant shall be deemed to have accrued service as of his or her Termination Date equivalent to his or her Severance Period under any applicable nonqualified defined benefit retirement plans in which he or she participated as of the Termination Date solely for purposes of determining whether the Participant is vested (e.g., 5 years of service), but not for any other purpose. A Participant will not accrue additional service for any purpose under any of the Company’s qualified defined benefit pension plans at any time after the Termination Date or receive any Company contributions under such plans after the Termination Date. The timing of payment of the Participant’s benefit under all nonqualified deferred compensation plans and qualified plans in which he or she participated prior to the Termination Date shall be governed by the terms of such plan.

Life Insurance

During the Severance Period, a Participant shall continue to participate in any employee life insurance plan sponsored by Company under which he or she was covered as of the Termination Date, subject to the same terms and conditions as are applicable to then-current active employees of the Company during the Severance Period.

Employee Assistance Plan

During the Severance Period, a Participant shall continue to be eligible to participate in the Employee Assistance Plan provided by Company, subject to the same terms and conditions as are applicable to then-current active employees of the Company during the Severance Period.

Perquisites

All executive perquisites shall terminate effective as of the Participant’s Termination Date.

Outplacement Services

Each Participant shall be entitled to outplacement services through a designated provider arranged by the Company for a period of twelve (12) months following the Termination Date. All outplacement services provided by the Company shall be subject to terms and conditions as

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shall be determined at the sole discretion of the Company. No cash shall be paid in lieu of outplacement services.

409A

Notwithstanding anything to the contrary in this Policy, if any payments and benefits provided to a Participant under this Policy are deemed to constitute deferred compensation subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), then if on the Participant’s Termination Date the Participant is deemed to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, any payments and benefits due to the Participant under this Policy that are subject to such requirements that would otherwise have been payable at any time during the six-month period immediately following the Participant’s Termination Date shall not be paid to the Participant during such 6 month period, but instead shall be paid to the Participant in a lump sum within 30 days following the expiration of such six-month period.

This Policy is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). To this end, the Company’s 409A Compliance Practice is incorporated herein, and to the extent any payments under this Policy are subject to Section 409A of the Code, the terms of the 409A Compliance Practice will supersede this Policy.

MONITORING

The Senior Vice President of Human Resources and the Director of Compensation and Benefits are responsible for assuring compliance with this policy.

REPORTING/METRICS

The Senior Vice President of Human Resources and the Director of Compensation shall advise the Board timely of any actions taken under this policy.

CONSEQUENCE OF NON-COMPLIANCE

Any employee who violates or circumvents this policy may be subject to disciplinary action up to and including termination.

WAIVER

Any deviation or waiver from or exception to this policy requires the prior written approval of the Chair of the Board Compensation Committee.

REFERENCES

Section 409 A Compliance Practice (pending).

DEFINITIONS

None.

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REVIEW/UPDATE

Review of this policy will not exceed three years – 12/16/2011.

Approved by:

Board of Directors of American Water Works Co., Inc.

Original Adopted:	06/14/2006
Revised Adopted:	12/16/2008
Date of Last Review:	12/16/2008
Effective Date:	12/16/2008
Prepared By:	Human Resources

Disclaimer

American Water reserves the right to change, revise or discontinue this Policy for any reason or no reason whatsoever. No employee, manager or other agent of American Water, other than the Service Company Board (and, if applicable, the executive having authority to approve this Policy) has the authority to enter into any agreement contrary to this Policy.

This policy is not intended to create any contractual rights or duties and will be applied at the Company’s sole discretion.

Employment with the Company is “at-will”. That means that either you or the Company can terminate employment at any time, for any reason or no reason at all, with or without cause or notice.

Neither this policy nor any oral statement will create a right of continued employment. Any employment contract must be in writing and must be signed by the President of American Water, or his or her designee.

This Policy supersedes and voids all previous policies and practices, which may be inconsistent in any way with that stated herein.

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